Exhibit 99.2

ARR Expansion Trends[1]

($ in millions)	FY24 Q1-24	FY24 Q2-24	FY24 Q3-24	FY24 Q4-24	FY25 Q1-25	FY25 Q2-25	FY25 Q3-25	
Year-over-Year								
ARR (As Reported)	**$1,294**	**$1,344**	**$1,425**	**$1,504**	**$1,541**	**$1,617**	**$1,647**	
Year-over-Year increase	*25%*	*26%*	*23%*	*21%*	*19%*	*20%*	*16%*	
TTM FX headwind/(tailwind)[2]	(3)	(27)	(17)	(10)	12	(14)	37	
ARR - Constant Currency	**1,291**	**1,316**	**1,408**	**1,494**	**1,553**	**1,603**	**$1,684**	
Year-over-Year ARR Increase - Constant Currency[3]	*25%*	*24%*	*21%*	*20%*	*20%*	*19%*	*18%*	
	Q1-24	**Q2-24**	**Q3-24**	**Q4-24**	**Q1-25**	**Q2-25**	**Q3-25**	**Q3-25 TTM**
Quarter-over-Quarter								
ARR (As Reported)	**$1,294**	**$1,344**	**$1,425**	**$1,504**	**$1,541**	**$1,617**	**$1,647**	
Net New ARR (As Reported)[4]	47	50	82	79	37	76	31	222
Quarterly FX headwind/(tailwind)[5]	(10)	10	(12)	5	9	(15)	37	35
Net New ARR - Constant Currency	**37**	**59**	**70**	**84**	**46**	**61**	**68**	**258**
Year-over-Year Net New ARR Growth – Constant Currency[6]	*-33%*	*2%*	*-12%*	*1%*	*23%*	*3%*	*-3%*	*4%*

1. Values have been rounded and may not add up precisely to the totals.
2. Year-over-year FX headwind/(tailwind) using exchange rates from the same quarter in the prior fiscal year.
3. Represents the year-over-year growth rate excluding the FX headwind/(tailwind).
4. Defined as the quarterly increase/(decrease) in the current quarter as reported ARR compared to the previous quarters as reported ARR.
5. Quarterly FX impact using exchange rates from the prior quarter.
6. Defined as net new ARR in constant currency compared to the year-ago period net new ARR in constant currency.